Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. APPOINTS
JAMIE IANNONE TO BOARD OF DIRECTORS

Secaucus, New Jersey – June 30, 2010 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced the appointment of Mr. Jamie Iannone, 37, to the Company’s Board of Directors.

Mr. Iannone currently holds the position of Executive Vice President, Shopping, Barnes & Noble.com and Barnes & Noble Digital, where he oversees all aspects of the online shopping experience for millions of Barnes & Noble customers, including development of innovative new products and services. Previously, he spent eight years at eBay where he held positions of increasing responsibility, culminating in his appointment in 2008 as Vice President of Global Search, the company’s largest single investment area across North America and Europe. Prior to eBay, Mr. Iannone held positions at Microsoft and Primedia Ventures. Earlier in his career, Mr. Iannone was with Booz-Allen & Hamilton where he advised consumer retail and media companies on strategy and technology innovation.

Mr. Iannone received his undergraduate degree from Princeton University and an MBA from the Stanford University Graduate School of Business.

“We are very pleased that Jamie is joining The Children’s Place Board,” commented Norman Matthews, Chairman of the Board. “His extensive expertise, coupled with a deep understanding of consumer retail business and strategy, will be invaluable as The Children’s Place further develops its e-commerce business.”

Mr. Iannone qualifies as an independent director within the meaning of the Marketplace Rules of the Nasdaq Stock Market, LLC. Mr. Iannone will serve as a Class II director, and will stand for election at the 2011 Annual Meeting of Stockholders.

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value-prices under the proprietary “The Children's Place” brand name. As of May 1, 2010, the Company owned and operated 962 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements
This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2010. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.

CONTACT: The Children’s Place Retail Stores, Inc.

                     Jane Singer, Vice President, Investor Relations, (201) 453-6955

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